N E W S R E L E A S E	UNITEDHEALTH GROUP INCORPORATED

Investors:	John Penshorn 952-936-7214	Brett Manderfeld 952-936-7216
Media:	Don Nathan 952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REACHES AGREEMENT TO SETTLE CLASS ACTION LAWSUITS
RELATED TO OUT-OF-NETWORK REIMBURSEMENT

MINNEAPOLIS (January 15, 2009) – UnitedHealth Group (NYSE: UNH) announced today that it has reached an agreement to settle class action litigation related to reimbursement for out-of-network medical services. The agreement resolves class action litigation filed on behalf of the American Medical Association (AMA), health plan members, health care providers and state medical societies.

Under the terms of the proposed nationwide settlement, UnitedHealth Group and its affiliated entities will be released from claims relating to its out-of-network reimbursement policies from March 15, 1994, through the date of final court approval of the settlement. UnitedHealth Group will pay a total of $350 million to fund the settlement for health plan members and out-of-network providers in connection with out-of-network procedures performed since 1994. The agreement contains no admission of wrongdoing. UnitedHealth Group believes it is in the best interests of the company to resolve these matters and move forward.

The company believes that this retrospective settlement, coupled with the prospective agreement with New York Attorney General Andrew Cuomo announced earlier this week, resolves the issues that have been raised by the AMA and the New York Attorney General concerning the company’s two physician charge databases.

The company will pay for this settlement with cash on hand, and the accrual will be included in financial results for the Fourth Quarter 2008, as part of operating costs for GAAP accounting.

Mitchell Zamoff, General Counsel, UnitedHealthcare, said, “We are pleased to have reached an agreement that provides closure on these matters.”

Reed V. Tuckson, M.D., executive vice president and chief medical officer, UnitedHealth Group, said, “We are pleased to put these issues behind us so that we can focus on the important work of assisting physicians in their effort to provide the best possible, quality health care to their patients. We are excited about working to meet the needs of physicians and patients to meaningfully enhance both the quality and efficiency in health care delivery.”

The proposed settlement is subject to preliminary and final court approval. In addition, the company has the right to terminate the settlement under certain circumstances, including in the event that a certain number of class members elect to opt-out of the settlement.

An independent administrator will be selected prior to court approval of the settlement agreement, and class members can expect to be notified by mail or publication by that independent administrator.

About UnitedHealth Group
UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors, including obtaining court approval of the proposed settlement and satisfaction of other settlement conditions.

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